EXHIBIT 99.1

NYSE:	OK
FOR RELEASE:	8:00 a.m.
DATE:	September 7, 1999
CONTACTS:	Old Kent Financial Corporation
Albert T. Potas (Analyst)	616-771-1931
Tanya Berg (Media)	616-771-4364

OLD KENT COMPLETES ACQUISITION OF PINNACLE BANC GROUP, INC.
- Old Kent Ranks 5th in Deposit Market Share in the Greater Chicago Area -
        Grand Rapids, Michigan -- David J. Wagner, Chairman, President and CEO of

Old Kent Financial Corporation, announced that effective Friday, September 3, 1999, Old Kent completed its acquisition of Pinnacle Banc Group, Inc. and today opened all offices serving customers as Old Kent Bank. Over the weekend, upon the closing of the transaction, all customer, financial and personnel information systems were converted to Old Kent's. This is the second simultaneous closing and conversion by the Corporation in two months, enabling Old

Kent to achieve the planned cost savings within 30 days. These acquisitions, both announced in the first quarter, highlight the Corporation's ability to quickly integrate newly acquired companies into Old Kent.

        Mr. Wagner stated, "We welcome Pinnacle customers to Old Kent and look forward to offering them a wide range of valuable products and even more comprehensive financial relationships. This acquisition expands Old Kent's growing presence in Chicagoland, making it more convenient for new and existing customers to do business with us. Old Kent now has the

5th largest deposit share in the Chicago area."

- more -

Pinnacle operated 13 banking locations in the Chicago metropolitan area, including

Cicero, Chicago, Oak Park, Harvey, Berwyn, North Riverside, LaGrange Park, Westmont, Niles

Batavia, Elburn and Warrenville. Pinnacle also had three locations in the Quad-Cities area of western Illinois. At June 30, 1999, Pinnacle had assets of $1,005 million and deposits of

$861 million. Pinnacle shareholders received .75285 of a share of Old Kent common stock for each outstanding share of Pinnacle Banc Group, Inc., for a total of approximately 5.7 million shares.

        Old Kent also noted that its recently announced 3 million share buy-back program would be unaffected by the acquisition. Under this program, shares intended for anticipated future stock dividends are reacquired ratably on a quarterly basis. Also, shares intended for reissue in connection with dividend reinvestment and employee stock plans are reacquired quarterly as needed to maintain shares reserved for those purposes at a level consistent with anticipated permissible needs.

        Old Kent Financial Corporation is a financial services company headquartered in

Grand Rapids, Michigan, with a 40 year history of consecutive increases in annual per share earnings and dividends. It operates more than 260 full service offices in Michigan, Illinois and

Indiana, and more than 160 mortgage lending sites throughout the United States. Effective with the acquisition, Old Kent has total assets of approximately $18 billion.

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